As filed with the Securities and Exchange Commission on July 10, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PayPal Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-2989869
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2211 North First Street

San Jose, California 95131

(Address of principal executive offices)

PayPal Holdings, Inc. 2015 Equity Incentive Award Plan

PayPal Holdings, Inc. Employee Stock Purchase Plan

(Full title of the plan)

A. Louise Pentland

Senior Vice President, General Counsel

and Secretary

PayPal Holdings, Inc.

2211 North First Street

San Jose, California 95131

(408) 967-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	115,100,231(2)	$35.445(2)	$4,079,727,687.80 (2)	$474,064.36

(1)	Represents 103,100,231 shares of common stock, par value $0.0001 per share (“Common Stock”), of PayPal Holdings, Inc. (the “Registrant”) being registered herein that are issuable pursuant to the PayPal Holdings, Inc. 2015 Equity Incentive Award Plan (the “Equity Plan”) and 12,000,000 shares of Common Stock being registered hereon that may be offered or sold pursuant to the PayPal Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”, and collectively with the Equity Plan, the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock of the Registrant that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase or decrease in the number of outstanding shares of the Common Stock of the Registrant.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the average of the high and low sale prices for the shares of the Common Stock as reported on a when-issued basis on The NASDAQ Stock Market on July 8, 2015.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE  PLAN ANNUAL INFORMATION

*	The prospectus containing information required by Part I of Form S-8 and related to this Registration Statement is omitted from this Registration Statement in accordance with the note to Part I of Form S-8. The Company will send or give to each participant in the Plans a copy of the prospectus or documents containing information specified in Part I of Form S-8, as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the prospectus for the Plans is not being filed with or included in this Registration Statement. The prospectus for the Plans and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, each constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:

•	The Registrant’s registration statement on Form 10 filed with the Commission on February 25, 2015, as amended by Amendment No. 1 filed on April 9, 2015, Amendment No. 2 filed on May 14, 2015, Amendment No. 3 filed on June 2, 2015, Amendment No. 4 filed on June 18, 2015 and Amendment No. 5 filed on June 26, 2015, including, without limitation, the description of the Registrant’s capital stock contained therein.

All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Notwithstanding the foregoing provisions of this Item 3, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission shall be incorporated or deemed to be incorporated by reference in this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company’s Amended and Restated Bylaws (the “Bylaws”) provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the DGCL; provided, however, that the Company is required to provide indemnification with respect to a proceeding (or part thereof) initiated by one of such persons only if the proceeding (or part thereof) is authorized by the Company’s board of directors, (ii) the Company may, in its discretion, indemnify other persons as set forth in the DGCL, (iii) to the fullest extent permitted by the DGCL, the Company is required to advance all expenses incurred by its directors and officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive, (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (vi) the Company may not retroactively amend the Bylaws provisions relating to indemnity.

The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual, pending, completed or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

ITEM 9. UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 10, 2015.

PAYPAL HOLDINGS, INC.

By:	/s/ Daniel H. Schulman
Daniel H. Schulman President, Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints Daniel H. Schulman, Patrick L. A. Dupuis, A. Louise Pentland, Russell S. Elmer and Aaron Anderson, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on July 10, 2015.

Signature	Title

/s/ Daniel H. Schulman
Daniel H. Schulman /s/ Patrick L. A. Dupuis	President, Chief Executive Officer and Director (Principal Executive Officer)
Patrick L. A. Dupuis /s/ Aaron Anderson	Senior Vice President, Interim Chief Financial Officer (Principal Financial Officer)
Aaron Anderson /s/ David W. Dorman	Vice President, Chief Accounting Officer
David W. Dorman /s/ Gail J. McGovern	Director
Gail J. McGovern	Director
/s/ Michael R. Jacobson
Michael R. Jacobson	Director
/s/ David M. Moffett
David M. Moffett	Director
/s/ Robert H. Swan
Robert H. Swan	Director

Exhibit Index

Exhibit Number	Description

4.1*	Form of Amended and Restated Certificate of Incorporation of PayPal Holdings, Inc.

4.2	Form of Amended and Restated Bylaws of PayPal Holdings, Inc. (filed as Exhibit 3.2 to the Registrant’s Amendment No. 4 to the Registration Statement on Form 10 filed on June 18, 2015 and incorporated herein by reference thereto).

4.3	Form of PayPal Holdings, Inc. 2015 Equity Incentive Award Plan (filed as Exhibit 10.9 to the Registrant’s Amendment No. 2 to the Registration Statement on Form 10 filed on May 14, 2015 and incorporated herein by reference thereto).

4.4	Form of PayPal Holdings, Inc. Employee Stock Purchase Plan (filed as Exhibit 10.14 to the Registrant’s Amendment No. 2 to the Registration Statement on Form 10 filed on May 14, 2015 and incorporated herein by reference thereto).

5.1*	Opinion of Sidley Austin LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Sidley Austin LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith